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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-K


                                CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report:               September 10, 1996
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                     (Date of the earliest event reported)


                      AMERICAN BUSINESS INFORMATION, INC.
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            (Exact name of Registrant as specified in its charter)


           Delaware                 0-19598               47-0751545
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    (State or other juris-        (Commission           (I.R.S. Employer
    diction of incorporation)     File Number)       Identification Number)


5711 South 86th Circle, Omaha, Nebraska                            68127
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(Address of principal executive offices)                        (Zip Code)



                                 402/593-4500
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              Registrant's telephone number, including area code
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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

On September 10, 1996, American Business Information, Inc. (the "Company") acquired certain assets and assumed certain liabilities of Digital Directory Assistance, Inc. (DDA), a publisher of Phone Disc(R) CD-ROM products. The total purchase price was approximately $17 million of which $4.0 million was paid on September 10, 1996 from the Company's corporate funds, $7.9 million in the form of a promissory note issued to Seller due January, 1997 and the remaining amount through the issuance of 600,000 shares of the Company's common stock. Substantially all of the purchase price consists of intangibles and will result in a one time charge in the third quarter, ending September 30, 1996, of approximately $10 million ($6.3 million after tax) representing purchased research and development. The remaining intangibles are expected to be amortized over a period of three to seven years.

ITEM 7.   FINANCIAL STATEMENT, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)   Financial statements of businesses acquired.

      Audited financial statements of DDA for the fiscal year ended December 31, 1995 are currently not available and will be filed as soon as practicable, but no later than November 25, 1996.

(b)   Pro forma financial information.

      Pro forma financial information for the Company and DDA is not currently available and will be filed as soon as practicable, but no later than November 25, 1996

(c)   Exhibit.

      The following exhibit is included:

      10.8 Asset Purchase Agreement dated September 10, 1996 between the Company and Digital Directory Assistance, Inc.


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  9/19/96                      /s/ Jon H. Wellman
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                                    Jon H. Wellman, Executive Vice President and
                                    Chief Financial Officer
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                      AMERICAN BUSINESS INFORMATION, INC.
                                 EXHIBIT INDEX



Exhibit
Number                                Description
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 10.8          Asset Purchase Agreement dated September 10, 1996
               between the Company and Digital Directory Assistance, Inc.